As filed with the Securities and Exchange Commission on August 2, 1999

                                                      Registration No. 333-80475

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------
                              DOCTORSURF.COM, INC.
             (Exact name of registrant as specified in its charter)

         Florida                         7375                   59-3569844
(State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
   of incorporation or            Classification Code        Identification No.)
       organization)                    Number)

                              6950 Bryan Dairy Road
                              Largo, Florida 33777
                                 (727) 441-8663
               (Address, including zip code, and telephone number
        including area code, of registrant's principal executive offices)
                         ------------------------------

                              Dr. Rakesh K. Sharma
                              6950 Bryan Dairy Road
                              Largo, Florida 33777
                                 (727) 441-8663
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   Copies to:
                                Martin A. Traber
                               Marina A. Choundas
                                 Foley & Lardner
                         100 N. Tampa Street, Suite 2700
                              Tampa, Florida 33602
                                 (813) 229-2300
                            Facsimile: (813) 221-4210
                         ------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                         ------------------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|


--------------------------------------------------------------------------------
         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION DATED ________________, 1999

                                     [LOGO]


                              DOCTORSURF.COM, INC.

                        25,000,000 shares of common stock


         Doctorsurf is offering 25,000,000 shares of common stock. The shares are being distributed by us at no cost to doctors who become secured members on the Company's Web site in exchange for their providing us with biographical and certain other personal information. This offering is not being underwritten. We will not receive any proceeds from the offering of the common stock.

         No public market for the common stock currently exists for the common stock. The common stock is not listed on any national securities exchange or the Nasdaq Stock Market, and we have not applied to list the common stock on any exchange or the Nasdaq Stock Market.

         We urge you to read the "Risk Factors" beginning on page 5 before making a decision to purchase any shares.

    ------------------ ----------------------------- ---------------------------
                             Price to Public             Proceeds to Company
    ------------------ ----------------------------- ---------------------------
    Per share                     $0.00                         $0.00
    ------------------ ----------------------------- ---------------------------
    Total                         $0.00                         $0.00
    ------------------ ----------------------------- ---------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         Our executive offices are located at 6950 Bryan Dairy Road, Largo, Florida 33777. Our telephone number is (727) 544-8866.

         The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

RISK FACTORS...................................................................1

USE OF PROCEEDS................................................................6

DIVIDEND POLICY................................................................6

CAPITALIZATION.................................................................6

MANAGEMENT'S PLAN OF OPERATION.................................................7

BUSINESS ......................................................................9

MANAGEMENT....................................................................12

PRINCIPAL SHAREHOLDERS........................................................15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................17

DESCRIPTION OF SECURITIES.....................................................18

PLAN OF DISTRIBUTION..........................................................19

MARKET FOR COMMON STOCK.......................................................20

SHARES AVAILABLE FOR FUTURE SALE..............................................20

EXPERTS  21

LEGAL MATTERS.................................................................21

HOW TO GET MORE INFORMATION...................................................21

FINANCIAL STATEMENTS.........................................................F-1

                                  RISK FACTORS

         This offering involves a substantial number of significant risks. You should carefully consider the risks relating to our business and our common stock, together with the other information described in this document. If any of the following actually occur, our business could lose revenues and possibly cease operations.

Because we have no operating history, we may not be able to successfully manage our business or achieve profitability.

         DoctorSurf was formed in April 1999 and plans to establish its Web site during the fourth quarter of 1999. Accordingly, we have no operating history on which you can base your evaluation of our business and prospects. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online services, and we may not be able to successfully manage our business to achieve or maintain profitability.

We will not receive any proceeds from this offering, and we may be unable to raise additional capital in the future.

         We will not receive proceeds from the sale of the common stock. Moreover, we currently have no revenue and do not expect to have any revenue until we commence operations following this offering. We currently anticipate that we have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 12 months. However, we plan to raise an additional $10 to $20 million through a future private placement of our preferred stock within the next twelve months. There can be no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or not available on acceptable terms, we may not be able to fund our future operations, promote our brand as we desire, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition.

A failure of our computer equipment and software systems could result in lost revenues.

         The performance of our Web site is important to our reputation, our ability to attract subscribers and advertisers. Our operations are susceptible to outages and interruptions due to fire, floods, power loss, telecommunications failures, break-ins, and similar events. Any system failure that causes an interruption or an increase in response time of our services could result in fewer potential subscribers. System failures, if prolonged, could reduce the attractiveness of our services to potential subscribers.

Our Web site is subject to security risks that could result in liability or reduced revenues.

         Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. Unauthorized access could result in jeopardizing confidential information, which could deter potential Web site subscribers and result in liability claims against us. We do not carry sufficient insurance to compensate for losses that may occur as a result of any of these events.

Our success depends on the services Dr. Sharma and Mr. Taneja.

         We believe that our success is largely dependent upon the efforts, direction and guidance of Dr. Rakesh K. Sharma and Jugal K. Taneja, the Company's founders. The loss of the services of either Dr. Sharma or Mr. Taneja would have a detrimental impact on our business.

We will compete with similar Internet companies.

         The market for Internet products and services is highly competitive. There are no substantial barriers to entry in these markets, and we expect that competition will continue to intensify as more people use the Internet and new companies appear.

         As we expand the scope of our Internet services, we will compete directly with a greater number of Internet sites and other online providers who offer competitive products or services addressing medical topics on the Internet. Increased competition in medicine-related Internet services may reduce the number of visitors and secured members on, and interested in advertising on, our Web site.

Possible changes in government regulation of the Internet service providers may increase our costs and lower our profits.

         A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

         o        online content;

         o        user privacy;

         o        taxation;

         o        access charges;

         o        liability for third-party activities; and

         o        jurisdiction.

         In addition, the applicability to the Internet of existing laws is uncertain. If new laws are adopted or existing laws are applied in an unforeseen manner, it may decrease the use of the Internet, which would decrease the demand for our services and increase our cost of doing business.

         Certain telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the

Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the costs of communicating on the Internet could increase, possibly leading to lost revenues.

The Internet market changes rapidly, and we may not be successful in adapting to new technologies.

         The market for Internet products and services is characterized by rapid technological developments, evolving industry standards, and frequent new products and enhancements. If faster Internet access becomes more widely available through cable modems or other technologies, we may be required to make significant changes to the design and content of our Web site to compete effectively. Our pursuit of these technological advancements would require substantial time and expense. Also, as the number of Web pages and users increase, we will need to modify the Internet infrastructure and our Web site to accommodate increased traffic on the Web site that we maintain. If we cannot modify our computer systems, we may experience system disruptions and slower response times. We are unable to predict whether we will have the necessary resources to effectively adapt to increased usage of the Internet or to new technological developments.

Our efforts to enhance brand awareness and to protect our trade name may be unsuccessful, which would affect our financial performance.

         We believe that establishing and maintaining the DoctorSurf.com brand name and its reputation is an important aspect of our efforts to attract subscribers and advertisers to our Web site and expand our technology services. Our ability to market our Web site is crucial in light of the growing number of Internet sites and the relatively low barriers to entry in the Internet service provider market. If we fail to adequately promote and maintain our brand name, or if consumers confuse similar medical-related Web sites with ours, our ability to attract subscribers will be diluted and our business could suffer.

We depend on software provided to us by third parties and, accordingly, we may experience delays and increased costs if demand for these items continues to increase.

         Our products and services will rely on software licensed to us by third parties. We believe there are other sources for most of the specialized software we will license and that we could replicate the functionality of this software. However, because our products incorporate software developed and maintained by third parties, and because we will license from third parties certain industry standard software products that cannot be replicated, we depend on those third parties to:

         o        deliver and support reliable products;

         o        enhance their current products;

         o        develop new products on a timely and cost-effective basis; and

         o respond to emerging industry standards and other technological changes.

         In addition, the third party software currently used in our products and the delivery of our services may become obsolete or incompatible with the products and services we offer in the future. If we have to replace third-party software for any of those reasons, our business could suffer during the replacement period.

We may experience problems from our computer systems that are not ready on a timely basis to process information associated with the year 2000.

         Because our Web site depends on computer systems and Internet access through telecommunications networks, we may be particularly vulnerable to liability, increased costs and damage to the reputation we would like to build as a reliable and secure Internet access provider if our computer systems or the computer software provided by others with whom we have business relationships fail to operate properly in the Year 2000 and beyond. These problems could be particularly damaging to us if they occur during our beginning stages of operations when our Web site subscribers may still be evaluating our services and products and when our plan to create a brand name is still in an early and critical stage. See "Management's Discussion & Analysis of Financial Condition and Results of Operations--Year 2000."

Because there is a limited market for our stock and restrictions on transfer may apply, you may not be able to sell our common stock.

         The common stock is not listed on any securities exchange or the Nasdaq Stock Market. No public trading market in our stock has exists, and we cannot assure you that one will develop. The failure to develop an active trading market for the common stock could adversely effect the value of your shares. In addition, under federal and state securities laws, your transfer of our stock may be subject to restrictions. Therefore, you may not be able to freely transfer your shares and, when transfer is permissible, you may not realize the value they would receive if the common stock were not subject to any restrictions on transferability.

Our  Articles  of  Incorporation  and  Bylaws  contain   provisions  that  could
discourage a takeover.

         The Articles of Incorporation of the Company authorize the board of Directors of the Company to issue shares of preferred stock and to establish the preferences and rights of any preferred stock issued. If DoctorSurf were to issue additional preferred stock, it could have the effect of delaying or preventing a change in control of the Company, even if a change in control were in the shareholders' interests.

A large percentage of our shares are held by our officers and directors, which could reduce your ability to participate in corporate actions.

         Our current executive officers and directors will beneficially own or have voting control over approximately 28.37% of the outstanding common stock following the offering. Accordingly, these individuals will have the ability to influence the election of the company's directors and effectively to control most corporate actions. Also, this concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of the company.

You may not be able to sell our common stock due to potential illiquidity if our common stock becomes subject to penny stock regulations.

         Because the common stock is not listed on any securities exchange and does not have a trading price of at least $5 per share, our common stock stock is subject to federal penny stock. As a result, the market liquidity for the shares could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser's written consent to the transaction prior to sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell your shares.

                           FORWARD-LOOKING STATEMENTS

         This  prospectus  contains  forward-looking  statements.  We  intend to identify forward-looking statements by the use of words such as "believe", "intend", "plan", "may", "will", "expect", or "should", "could", "estimate", "anticipate", "possible", "probable", "continue", or similar terms. The risk factors set forth in this prospectus identify important factors that could cause actual results to differ materially from those in the forward-looking statements. We have compiled the forward-looking statements in this prospectus based on assumptions that we believe are reasonable and on information that is currently available to us. Actual future results may differ significantly from the results discussed in the forward-looking statements.

         You should not place undue reliance on these forward-looking statements which apply only as of the date of this prospectus, and you are urged to consult with your advisors with respect to those statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. We are issuing the shares at no cost to doctors who become secured members on the Company's Web site in exchange for their providing DoctorSurf with biographical and certain other personal information.

                                 DIVIDEND POLICY

         We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development or expansion of our business. Our board of directors will determine, in its sole discretion, whether to declare any dividends on our common stock in the future after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

         The following table sets forth, at May 14, 1999, (1) the actual capitalization of the Company (2) the pro forma reflecting the contemporaneous private offering of 750,000 shares of common stock and the receipt of the subscription receivable and (3) as adjusted to give effect to the sale by the Company of the 25,000,000 shares, at the offering price of $0.00 per share and after deducting other estimated offering expenses. This table should be read in conjunction with the consolidated financial statements of the Company and related notes included elsewhere in this prospectus.

                                                                          May 14, 1999
                                                                              Actual           Pro Forma          As Adjusted
Current portion of long term debt....................................    .............$0    .............$0    .............$0
    Long term debt and other obligations, net of current portion         .............$0    .............$0    .............$0
Shareholders' equity
    preferred stock ($0.01 par value; 5,000,000 shares...............         ------            -------               ---
    authorized, none issued and outstanding)
    common stock, $ 0.01 value, 95,000,000 shares....................    .......$250,000    .......$750,000    .....$1,000,000
    authorized;
    25,750,000 actual shares issued and outstanding;
    s50,750,000 shares issued and outstanding as adjusted
    Subscription Receivable..........................................    ........$(5,000)   .........$5,000    .............$0
    Retained Earnings................................................    .............$0    .............$0    .............$0
    Total Shareholders' Equity.......................................    .......$245,000    .......$755,000    .....$1,000,000
Total Capitalization.................................................    .......$245,000    .......$755,000    .....$1,000,000

         At the present time, the Company is determining the fair value of the shares of common stock offered in this offering and once it is determined, the shares will be charged to operations as promotions cost at the time of their issuance.

                         MANAGEMENT'S PLAN OF OPERATION

Overview

         DoctorSurf plans to derive revenue primarily from businesses that are interested in using the DoctorSurf Internet Web site to advertise their services and products. Also, the Company plans to derive revenue from fees paid by companies that are interested in enrolling doctors in on-line surveys and from pharmaceutical research and drug manufacturing companies for enrolling doctors in on-line clinical drug trials through our Web site.

         A key factor in attracting advertising revenue is the size of DoctorSurf's subscriber base. DoctorSurf plans to build a subscriber base by offering the following services and products to each doctor who logs onto the DoctorSurf.com Web site and registers as a "secured member" by providing personal information:

0 Free e-mail- an e-mail account in the form of physician@DoctorSurf.com upon initial registration at the Web site

0 Discussion Forums - the ability to create and participate in Web forums that address a variety of medical issues, including new procedures and insurance

0 Interactive chats- the choice of participating in real-time or delayed discussions on topics of their choice

0 Practice Management - an on-line means to organize and manage patient records, research diseases and consult with legal advisers

0 Integrated Bulletin boards - the opportunity to post comments on ongoing discussions or on topics of interest, give feedback or propose a subject to discuss

0 Live Video Conferencing - participation in live video conferences with their favorite speakers

0 Calendar & Personal Schedule - personal calendar and schedule to keep track of important dates and events

0 Live Medical Procedures - the unique and exciting opportunity to watch live medical procedures through state of the art Internet technology

0        Educational   Credits  -  the  ability  to  earn   continuing   medical
         educational credits, or CME, through on-line courses

0 Pearl of the Day - the DoctorSurf.com Web site will provide fun and informational daily pearls of wisdom on a variety of topics

         The secured members on the Web site do not have to accept the Company's offer of free shares in order to benefit from the Web site's features. DoctorSurf plans to promote the Web site to doctors through traditional marketing approaches such as attending medical conventions and placing advertisements in publications aimed at doctors. Therefore, even if there is minimal interest in this offering of free shares through the Web site, the Company expects to be able to attract doctors to visit the Web site and become secured members through alternative methods.

         DoctorSurf has entered into a technology agreement with Weblink Communications, Inc. for consulting and technology services related to its Web site for a lump-sum fee of $14,450 plus a monthly maintenance fee of $359 for co-hosting and maintaining the Web site. Under the agreement, Weblink Communications, Inc. will develop and launch a customized, interactive Web site. It will provide graphic art design, programming and layout services, implement secured encryption technologies, and create an e-mail solution for the Web site.

         The Company's ongoing costs and expenses include the monthly fee charged by Weblink Communications to host and update our Web site and salaries to our employees, as well as sales and marketing expenses that will be incurred to acquire additional subscribers on the Web site. DoctorSurf plans to hire additional sales and marketing personnel and in-house computer programmers as the subscriber base increases.

Liquidity and capital resources

         DoctorSurf believes that the $1 million proceeds from its previous private placements will provide the cash required to fund existing operations for at least twelve months following the consummation of the offering. However, the Company anticipates raising an additional $10 to $20 million through a future private placement of preferred stock within the next twelve months.

Year 2000

         With the year 2000 approaching, many businesses and institutions are reviewing and modifying their computer systems to ensure they accurately process transactions involving dates after December 31, 1999. This effort is necessary because many existing computer systems and software products use only two digits to identify a year in the date field and assume that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Computer systems that calculate, compare or sort using the incorrect date may malfunction causing data corruption, system failures or disruptions of operations. The Company's failure to address potential Year 2000 malfunctions in our computer and non-information technology equipment and systems could result in our suffering business interruption, financial loss, reputational harm and legal liability.

                                    BUSINESS

Introduction

         DoctorSurf was incorporated in April 1999 to provide a premier Internet Web site for doctors that is dedicated to doctor education, communication and information exchange using state of the art technology, security, doctor authentication and a combination of Internet protocols. DoctorSurf is actively working on activating its DoctorSurf.com Web site during the fourth quarter of 1999. The Company's principal executive office is located at 6950 Bryan Dairy Road, Largo, Florida 33777 and its telephone number is (727) 441-8663.

Industry background

         The Internet is a rapidly growing, exciting new means of communicating, accessing information and engaging in commerce. Several factors have led to the growth of the Internet, including the expanding use of personal computers in many homes and businesses, easy and affordable accessibility to information, technology developments permitting faster and user-friendly Internet connections, and increased awareness of the Internet among consumer and business users.

         Medical information is one of the fastest growing areas of interest on the Internet. Cyber Dialogue, an independent research company, predicted in late 1998 that 30 million people are expected to use the Internet for health and medical content in the next two years. Doctors who would like to obtain up-to-date information relevant to their practices and communicate with their colleagues can make use of the Internet to satisfy their information and communication needs. DoctorSurf will offer a Web site that meets those needs by providing doctors fast and simple access to a variety of communications and information functions.

         Also, we believe that healthcare and pharmaceutical companies will have an increasing interest in using online advertising to reach target groups that reflect appealing and compatible demographics. According to an independent research company, Jupiter Communications, expenditures for online health and medical advertising will grow to approximately $265 million by 2002. Overall, Jupiter Communications predicts that by 2002, North American companies will spend $7.7 billion advertising online.

Our products and services

         The primary focus of DoctorSurf's business is to provide an education and communication forum for physicians that have an interest in sharing ideas and information, discussing clinical cases and the latest techniques with their colleagues, and participating in continuing medical education, or CME, courses to obtain required educational credits easily and conveniently. Through various national marketing efforts such as promoting the site at medical conventions and expos and advertising in periodicals aimed at the doctor community, we will encourage doctors to visit the DoctorSurf.com Web site and to experience and enjoy all of the benefits the Web site has to offer.

         To ensure a private community of doctors, DoctorSurf will require each member to provide his or her name, credentials, medical license and/or Drug Enforcement Agency, or DEA number. Upon registration at the Web site, the information will be verified and the medical license and/or DEA number will be matched electronically against a database to qualify the doctor for membership. Once inside the Web site, doctors who are secured members may participate in a wide range of available features, from viewing clinical techniques to updating their personal and professional calendars. The doctors who are secured members may participate fully in the Web site even if they do not wish to receive free shares.

         Doctors who are secured members on the Web site will also be given a discount on all products and services from companies that we believe will be interested in being linked with the Web site, given the advertising potential for our site. Jupiter Communications predicts that direct marketing in the pharmaceutical sector will be the major contributor to growth of the Internet health advertising industry, with pharmaceutical direct-to-consumer advertising accounting for 50% of total revenue by 2002. The Web site will permit doctors to quickly access comprehensive physician reference databases, journals and directories to help them in their practices. Doctors who are secured members will also be able to share experiences and exchange information in a private environment with other members through e-mail, real-time discussions or message boards.

         Our Web site will also provide an unsecured visitor's section through which interested persons can take advantage of some of the Web site's features, such as access to a health library and medical news hyperlinks, without divulging the personal information needed to become a secured member.

Our strategy

         Our strategy is to develop a large base of internet subscribers who are doctors through an attractive, user-friendly Web site. The following are key elements of our strategy:

o Create and implement a state-of-the art Web site through our contract with Weblink Communications -- we plan to have the site completed by the end of the fourth quarter of 1999 at an estimated cost of $500,000

o Sign up doctors to be secured members on the Web site, through our marketing efforts and through our offer for free shares

o Enter into advertising arrangements with different businesses and companies that are interested in advertising on our Web site, given the demographics of our subscriber base

o Continually upgrade our Web site to add new medical information and services to visitors and secured members

Contractual arrangements

         DoctorSurf has entered into a technology agreement with WebLink Communications, Inc. to create and implement a secure, state-of-the-art Web site for a lump-sum fee of $14,450 plus a monthly maintenance fee of $359 for co-hosting and maintaining the Web site.

Key market

         DoctorSurf's  services  are targeted to doctors who have an interest in
communicating  with  their  colleagues  and  obtaining  up-to-date   information
relevant to their practices.

Competition

         Due to the rapid expansion of the Internet, the market for Internet services and products is intensely competitive and rapidly changing. DoctorSurf competes, directly and indirectly, for subscribers, and advertisers with other online services or Web sites targeted to the healthcare industry generally such as mdavice.com, WebMD.com, Healtheon, Americasdoctor.com, Accesshealth.com and DrKoop.com.

         DoctorSurf believes that the central factors for attracting and retaining doctor subscribers are the depth, breadth and timeliness of services and content, the ability of DoctorSurf.com to offer interesting and compelling services and content, ease of use and name recognition. DoctorSurf believes that the principal factors that will attract advertisers to DoctorSurf.com are the number of secured members for the Web site, the aggregate traffic on the Web site, the demographics of the doctor subscribers and creativity in advertising placement on the site. To be competitive, DoctorSurf will need to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         Many of DoctorSurf's current and potential competitors have greater resources to devote to the development and promotion of their Web sites in terms of a longer operating history, greater financial, technical and marketing resources, wider name recognition, and larger subscriber bases that in turn generate a greater ability to attract subscribers and advertisers. There can be no assurance that DoctorSurf will be able to compete successfully against current and future competitors, or that competitive pressures faced by DoctorSurf will not have a material adverse effect on its business, financial condition and operating results.

Personnel

         DoctorSurf intends to outsource its work through its contractual arrangement with Weblink Communications, Inc. until it reaches a certain level of profitability. Currently, six employees work part-time for DoctorSurf. Dr. Sharma, while serving as President of DoctorSurf, is devoting only part of his time to that effort. He spends approximately 20 to 25 hours a week in day-to-day management of DoctorSurf. Mr. Taneja also spends approximately the same amount of time as Dr. Sharma in his capacity as Vice-president and Secretary. Drs. Kapil, Amin, Choudhry and Puri spend approximately 8 to 10 hours a week in management activities in their capacities as Vice-presidents of DoctorSurf.

         We have employed a Chief Technology Officer and are in the process of employing 7 other full-time employees, comprising three computer programmers, two Web site designers, one data processor, and one secretary.

Legal proceedings

         We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and executive officers

         The directors, executive officers, and key employees of DoctorSurf and their ages and positions held with DoctorSurf are as follows:

------------------------ ------- ------------------------------- ----------------------------------------------
Name                     Age     Positions                       Term
------------------------ ------- ------------------------------- ----------------------------------------------
Rakesh K. Sharma, M.D.   42      Member of board, President      Has served as director since April, 1999;
                                                                 term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------
Jugal K. Taneja          55      Member of board,                Has served as director since April, 1999;
                                 Vice-president and Secretary    term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------
Sanjiv Kapil, M.D.       31      Vice-president                  Has served as an officer since May 18, 1999;
                                                                 term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------
Mahesh Amin, M.D.        43      Vice-president                  Has served as an officer since May 18, 1999;
                                                                 term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------
Umesh Choudhry, M.D.     38      Vice-president                  Has served as an officer since May 18, 1999;
                                                                 term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------
R.S. Puri, M.D.          63      Vice-president                  Has served as an officer since May 18, 1999;
                                                                 term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------
Martin A. Traber         53      Member of board                 Has served as director since April, 1999;
                                                                 term expires in 2000
------------------------ ------- ------------------------------- ----------------------------------------------

         Each of DoctorSurf's directors is elected at the annual meeting of shareholders and serves until the annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. DoctorSurf is not currently paying any compensation to directors for their service on the board.

         Dr. Rakesh K. Sharma is DoctorSurf's President and serves on the board of directors. For the last five years he has been a cardiologist and has been a member of the medical staff of several hospitals in the Tampa Bay, Florida area. Dr. Sharma has been on the board of directors of Dynamic Health Products, Inc., a public Florida corporation that manufactures and packages health products and nutritional supplements, since March 1999.

         Jugal K. Taneja is a Vice-president and Secretary of DoctorSurf and serves on the board of directors. From November 1991 until December 1998, Mr. Taneja served as the chairman of the board and as chief executive officer of NuMED Home Health Care, Inc., a provider of home health care services and contract staffing of health care employees. He is currently a director of NuMED. From June 1993 until March 1998, he was also the chief executive officer of National Diagnostics, Inc., a provider of medical diagnostic services. NuMED and National Diagnostics, Inc., are publicly traded companies. Mr. Taneja has also been the chairman of the board of Nutriceuticals.com, Inc., a public company engaged in e-commerce, since March 1997. In addition, Mr. Taneja is currently serving as the chairman of the board of Dynamic Health Products, Inc., a public Florida corporation that manufactures and packages health products and nutritional supplements. He has held that position since Dynamic's inception in January 1998.

         Dr.  Sanjiv Kapil is a  Vice-president  of  DoctorSurf.  Dr. Kapil is a
rheumatologist   and  for  the  last  five  years  has  been   practicing  in  a
multi-specialty group at a clinic in the Tampa Bay, Florida area.

         Dr. Mahesh Amin is a Vice-president of DoctorSurf. Dr. Amin is a cardiologist who has been in private practice in Clearwater, Florida for the last five years.

         Dr. Umesh Choudhry is a Vice-president of DoctorSurf. During the last five years, Dr. Choudhry was on the teaching staff at the University of
Florida's medical school until April 1999 and is now practicing as a gastroenterologist in Clearwater, Florida. Dr. Choudhry has served as the president of Advanced Digestive Care, P.A., a Florida corporation formed for Dr. Choudhry's medical practice, since June 1999.

         Dr. R.S. Puri is a Vice-president of DoctorSurf. For the last five years, Dr. Puri has been a general practitioner with offices in Lakeland and Winter Haven, Florida.

         Martin A. Traber serves on DoctorSurf's board of directors. He has been a partner in the law firm of Foley & Lardner since August 1994. Prior to joining Foley & Lardner, Mr. Traber was a partner in the law firm of Arter & Hadden were he served for 10 years on the firm's management committee and was national chairman of the business and corporate departments and of the marketing and business development committee. Mr. Traber has over 27 years of experience in corporate finance and securities law.

         DoctorSurf has not yet obtained directors' and officers' insurance, but is in the process of taking quotes for it and plans to obtain insurance if it is available on a cost-effective basis.

Employees

         Currently, six employees work part-time for DoctorSurf. Dr. Sharma, while serving as President of DoctorSurf, is devoting only part of his time to that effort. Mr. Taneja also serves part-time in his capacity as Vice-president and Secretary, as well as Drs. Kapil, Amin, Choudhry and Puri in their capacities as Vice-presidents of DoctorSurf.

         We have hired John Seeman to be our full-time Chief Technology Officer starting August 1, 1999. Mr. Seeman worked as a developer of the on-line database applications with an Internet service provider for the last five years, and he is currently completing a Master's degree in Management of Information Systems at the University of South Florida.

Executive compensation

         No compensation is currently paid to officers of DoctorSurf and we do not plan to do so. Our Chief Technology Officer, John Seeman, will be paid an annual salary of $85,000.

Employment agreements

         We have not entered into any employment agreement with our employees.

Key-man life insurance arrangements

         We have not obtained any key-man life insurance.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of DoctorSurf's common stock as of May 28, 1999, and as adjusted to reflect the sale of the shares in this offering by DoctorSurf, by (1) each person who is known to own beneficially more than 5% of the outstanding shares of DoctorSurf's common stock, (2) each of DoctorSurf's directors, (3) each of DoctorSurf's officers, and (4) all directors and executive officers of DoctorSurf as a group:

                                                    ----------------------------
                                                    Percentage
                                                    Beneficially Owned
-------------------------------- ------------------ ------------- --------------
Name and Address of              Number of          Prior to      After
Beneficial Owner                 shares             offering      offering
-------------------------------- ------------------ ------------- --------------
Rakesh K. Sharma                     5,000,000         19.42%        9.85%
1819 Alicia Way
Clearwater, FL  33764
-------------------------------- ------------------ ------------- --------------
21st Century Health Care Fund        2,500,000          9.71%        4.93%
7270 Sawgrass Point Drive
Pinellas Park, FL  33782
-------------------------------- ------------------ ------------- --------------
Carnegie Capital Ltd.                2,500,000          9.71%        4.93%
7270 Sawgrass Point Drive
Pinellas Park, FL  33782
-------------------------------- ------------------ ------------- --------------
John Armbruster                      2,500,000          9.71%        4.93%
665 Bay Esplanade #4
Clearwater, FL  33767
-------------------------------- ------------------ ------------- --------------
Brod Living Trust                    2,500,000          9.71%        4.93%
1 Cedar Glen Drive
Blairstown, NJ  07825
-------------------------------- ------------------ ------------- --------------
Stephen M. Watters                   2,500,000          9.71%        4.93%
6950 Bryan Diary Road
Largo, FL  33777
-------------------------------- ------------------ ------------- --------------
R.S. Puri                            1,000,000          3.88%        1.97%
1209 Lakepoint Terrace
Lakeland, FL  33813
-------------------------------- ------------------ ------------- --------------
Mahesh Amin                          1,000,000          3.88%        1.97%
1802 Nottingham Care
Clearwater, FL  33764
-------------------------------- ------------------ ------------- --------------
Sanjiv Kapil                         1,000,000          3.88%        1.97%
207 S. Coolidge Avenue
Tampa, FL  33609
-------------------------------- ------------------ ------------- --------------
Jugal K. Taneja                       900,000          22.91%*      11.63%*
7270 Sawgrass Point Drive
Pinellas Park, FL  33782
-------------------------------- ------------------ ------------- --------------

Umesh Choudhry                        500,000           1.94%         .99%
7920 Oliver Road
Largo, FL  33777
-------------------------------- ------------------ ------------- --------------
Martin A. Traber                         0               0%            0%
Foley & Lardner
100 N. Tampa Street
Suite 2700
Tampa, FL  33602
-------------------------------- ------------------ ------------- --------------
All current directors
and officers as a                  14,400,000          55.92%       28.37%
group (seven persons)
--------------------------------------------------------------------------------
*Mr.  Taneja is the beneficial  owner of all of the shares owned by 21st Century
Health  Care  Fund  and  Carnegie   Capital  Ltd.,  and  with  those   entities,
beneficially owns 22.91% of DoctorSurf's common stock prior to the offering and 11.63% after the offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

         We do not have a policy with regard to entering into transactions with affiliates.

Facilities

         Currently, DoctorSurf's operations are located at facilities located at 6950 Bryan Dairy Rd., Largo, FL 33777, owned by Dynamic Health Products, Inc. Jugal K. Taneja, who is a director and a Vice-president of DoctorSurf, has constructive control of that company. No rent will be charged for DoctorSurf's use of those facilities during our initial development phase. DoctorSurf plans to move to different facilities after initial financing is obtained.

Sales to officers and directors

         DoctorSurf has issued shares of its common stock to the following officers and directors who were founders of DoctorSurf at a price of $.01 per share:

-------------------------- -------------------------------- -------------------
Name                       Position                           Number of shares
-------------------------- -------------------------------- -------------------
Rakesh K. Sharma, M.D.     Member of board of directors,
                            President                           5,000,000
-------------------------- -------------------------------- -------------------
Jugal K. Taneja*           Member of board of directors,
                            Vice-president and Secretary          900,000
-------------------------- -------------------------------- -------------------
Sanjiv Kapil, M.D.         Vice-president                       1,000,000
-------------------------- -------------------------------- -------------------
Mahesh Amin, M.D.          Vice-president                       1,000,000
-------------------------- -------------------------------- -------------------
Umensh Choudhry, M.D.      Vice-president                         500,000
-------------------------- -------------------------------- -------------------
R.S. Puri, M.D.            Vice-president                       1,000,000
-------------------------- -------------------------------- -------------------

* Mr. Taneja is also the beneficial owner of an additional 5,000,000 shares that were sold to 21st Century Health Care Fund and Carnegie Capital Ltd. at a price of $.01 per share.

Legal counsel

         Our legal counsel is Foley & Lardner. Martin A. Traber is a partner at Foley & Lardner as well as a director on DoctorSurf's board of directors.

Transactions with Promoters

         Jugal K. Taneja and Dr. Rakesh Sharma have promoted our shares, but have not received any compensation in return.

                            DESCRIPTION OF SECURITIES

Description of capital stock

         Our authorized capital stock consists of 95,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following is a description of our capital stock.

Common stock

         In April 1999, DoctorSurf issued 25,000,000 shares of common stock to sixteen founders of DoctorSurf in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. Also, DoctorSurf is contemporaneously offering 750,000 shares in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders, and except as provided by resolutions of DoctorSurf's board of Directors providing for the issuance of any class or series of preferred stock, the exclusive voting power for all purposes is vested in the holders of common stock.

         Subject to the preferential rights of holders of preferred stock as provided by resolutions of DoctorSurf's board of Directors authorizing the issuance of any class of preferred stock, holders of common stock are entitled to receive their pro rata share, based upon the number of shares held by them, of any dividends or other distributions as may be declared by the board of Directors. In the event of a liquidation, dissolution, or winding up of DoctorSurf, holders of common stock are entitled to share ratably in all assets remaining after the payment or provision of DoctorSurf's debts and other liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock involved in this offering will be, when issued, validly issued, fully paid and nonassessable.

         After completion of the offering and the contemporaneous private offering, 50,750,000 shares of common stock will be issued and outstanding.

Preferred stock

         DoctorSurf's Articles of Incorporation authorize the board of directors to provide by resolution for the issuance from time to time of up to 5,000,000 shares of preferred stock in one or more class or series, with any special rights and preferences, including but not limited to dividend or liquidation preferences, voting rights and redemption rights, anti-dilution rights or conversion rights, as the board may specify.

         As of the date of this prospectus, the board of directors has not authorized the issuance of any class or series of preferred stock and no shares of preferred stock are issued or outstanding.

                              PLAN OF DISTRIBUTION

         We plan to distribute the shares through our Web site. The material steps that a potential investor must complete in order to subscribe for our shares are as follows:

o A doctor who logs onto our Web site will have the option of becoming a "secured member" by completing an on-line application that asks for certain personal information such as name, address, type of practice and specialty, license and Drug Enforcement Agency, or DEA, number, annual income, and personal interests.

o The online application will also have a box that permits a doctor who is interested in receiving 100 free shares to click on that box for more information. The box will contain a disclaimer that a registration statement has been filed with the SEC, and offer a hyperlink to the prospectus. The doctor may then confirm that he or she has read and understood the prospectus and would like to receive the free shares by clicking on another box.

o A doctor who is interested in receiving the free shares will also be able to indicate his or her preference in the method of receiving the shares: 1) by electronic allocation through a stock transfer agent; or
         2) by an actual stock certificate mailed to the doctor.

o Once the doctor clicks on a box confirming that he or she has read and understood the prospectus and indicated a preference on how he or she would like to receive the 100 free shares, we will either allocate the 100 shares to that doctor electronically through our stock transfer agent or by mailing a stock certificate evidencing ownership of those shares to the doctor.

         All secured members who indicate an interest in receiving our free shares and complete the online application will receive the same amount, 100 shares. The doctors who elect to receive our free shares will not have any post-subscription obligations.

         No affiliates may subscribe for our shares, and we do not have any plans or arrangements with anyone regarding the development of a trading market of the common stock.

                             MARKET FOR COMMON STOCK

         There is no public trading market for the common stock. Currently, there are eighteen holders of record for the common stock. No cash dividends have ever been declared on the common stock.

                        SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of the offering and the contemporaneous private offering, DoctorSurf will have 50,750,000 shares of common stock outstanding. The 25,000,000 shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of DoctorSurf, as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 described below. The remaining approximately 25,750,000 shares of common stock will be deemed "Restricted shares" under Rule 144. None of the Restricted shares are eligible for sale in the public market immediately after the offering under Rule 144(k) under the Securities Act.

         In general, under Rule 144 as recently amended, beginning approximately 90 days after the effective date of the registration statement of which this prospectus is a part, a shareholder, including an affiliate, who has beneficially owned his or her restricted securities within the meaning of Rule 144 for at least one year from the later of the date the securities were acquired from DoctorSurf or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, which will be approximately 507,500 immediately after the offering or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of the sale was filed under Rule 144, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

         In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from DoctorSurf or, if applicable, the date they were acquired from an affiliate of DoctorSurf, a shareholder who is not an affiliate of DoctorSurf at the time of sale and has not been an affiliate of DoctorSurf for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the requirements under Rule 144.

                                     EXPERTS

         The balance sheet of DoctorSurf.com, Inc. as of May 14, 1999, appearing in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Foley & Lardner will pass upon certain legal matters for DoctorSurf. Martin A. Traber, a partner at Foley & Lardner, also serves on the Company's board of directors.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and its accompanying exhibits and schedules. For further information with respect to DoctorSurf and the securities in this offering, reference is made to the registration statement and including the accompanying exhibits and schedules.

         Statements contained in this prospectus as to the contents of any agreement or any other are not necessarily complete, and in each instance, reference is made to the copy of the agreement or document filed as an exhibit to the registration statement, with each statement being qualified in all respects by their reference.

         The registration statement, including accompanying exhibits and schedules, may be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of those materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.
20549.

         Our registration statement can also be obtained electronically after we have file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         Prior to this offering, we have not been a reporting company under the Securities Exchange Act of 1934. After this offering, we intend to furnish to our shareholders annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may determine to provide or as may be required by law.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of DoctorSurf.com, Inc.:

We have audited the accompanying balance sheet of DoctorSurf.com, Inc. (the "Company") as of May 14, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of May 14, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Tampa, Florida

May 19, 1999

DOCTORSURF.COM, INC.

BALANCE SHEET
AS OF MAY 14, 1999
--------------------------------------------------------------------------------


ASSETS

CASH AND CASH EQUIVALENTS                                              $245,000
                                                                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY


SHAREHOLDERS' EQUITY:

Preferred stock, $.01 par value - 5,000,000 shares authorized;
  No shares issued or outstanding                                      $      -
Common Stock, $.01 par value - 95,000,000 shares authorized;
  25,000,000 shares issued and outstanding                              250,000
Subscription Receivable                                                  (5,000)
                                                                       --------

         Total shareholders' equity                                    $245,000
                                                                       ========



See notes to balance sheet

DOCTORSURF.COM, INC.
NOTES TO BALANCE SHEET
AS OF MAY 14, 1999

         1.       ORGANIZATION AND NATURE OF BUSINESS

                  DoctorSurf.com, Inc. (the "Company") was formed pursuant to the Florida Business Corporation Act on April 15, 1999. The Company was incorporated to provide a premier Internet web site for doctors that is dedicated to doctor education, communication, and information exchange using state-of-the-art technology, security, doctor authentication, and a combination of Internet protocols. The Company is actively working on activating its web site during the third quarter of 1999. The Company's fiscal year end is December 31.

         2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Cash Equivalents - The Company considers investments with original maturities of three months or less to be cash equivalents.

         3.       SUBSCRIPTION RECEIVABLE

                  On May 14, 1999, sixteen individuals purchased 25,000,000 common shares of the Company in exchange for $245,000 in cash and a receivable for $5,000. The $5,000 receivable is shown as a subscription receivable in the accompanying balance sheet.

         4.       SUBSEQUENT EVENTS

                  The Company is in the process of preparing a private placement memorandum for the issuance of 750,000 shares for an estimated price of $1 per share. In addition, the Company is in the process of preparing a Form SB-2 filing for the issuance of 25,000,000 shares of common stock to be issued at no cost to doctors who become secured members on the Company's web site. The fair market value of these shares will be charged to operations as promotion costs at the time of their issuance.

                                   * * * * * *

   We have not authorized  anyone to
provide any  information  or to make
any  representations  in  connection
with this  offering  other  than the              25,000,000 SHARES
information    or    representations
contained  in this  prospectus.  You
should  not  rely on any  additional
information  or  representations  if
made.                                           DOCTORSURF.COM, INC.

   This prospectus does not constitute
an offer  to sell or a  solicitation
of an offer to buy any security:

o except the common stock offered by
  this prospectus;

o in any jurisdiction in which the
  offer or solicitation is not
  authorized;

o in any jurisdiction where the
  dealer or other salesperson is not
  qualified to make the offer or
  solicitation;
                                                  --------------
o to any person to whom it is
  unlawful to make the offer or                     PROSPECTUS
  solicitation; or
                                                  --------------
o to any person who is not a
  United States resident or who is
  outside the jurisdiction of the
  United States.

   The delivery of this prospectus
or any accompanying sale does not
imply that:

o there have been no changes in the
  affairs of DoctorSurf after the
  date of this prospectus; or

o the information  contained in this
  prospectus is correct after the
  date of this prospectus.

       ------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Florida Corporation Law provides that a Florida corporation has the power to indemnify any person who is a party to any proceeding, other than an action by, or in the right of the corporation reason of the fact that the person was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Article IX of DoctorSurf's bylaws provides indemnification to DoctorSurf's directors and officers if they are involved in any action, suit or proceeding of any nature by reason of the fact that he or she is or was a director or officer of DoctorSurf.

Item 25. Other Expenses of Issuance and Distribution

Securities and Exchange Commission filing fee........ $                 6,950
Printing and engraving expenses...................... $                10,000
Accountants' fees and expenses....................... $                 2,500
Legal fees and expenses.............................. $                40,000
                                                      =======================
                  Total.............................. $                59,450

         DoctorSurf will pay all of the fees, costs and expenses set forth above. Other than the SEC filing fee, all fees and expenses are estimated.

Item 26. Recent Sales of Unregistered Securities

         In April 1999, DoctorSurf issued a total of 25,000,000 shares of common stock to sixteen founders of DoctorSurf at $.01 per share pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. Subsequent to the May 14, 1999 balance sheet date, Jugal K. Taneja, one of the Company's shareholders, sold shares to two additional investors in a private transaction. DoctorSurf is also offering, contemporaneous with this offering, a total of 750,000 shares of common stock at $1.00 per share to accredited investors in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

Item 27. Exhibits


Exhibit
Number                                            Exhibit Description
3.1a        Articles of Incorporation of the Registrant
3.1b*       Articles of Amendment to Articles of Incorporation of the Registrant
3.2         By-laws of the Registrant
5.1**       Opinion of Foley & Lardner regarding legality
10.1        Technology Agreement between Weblink Communications, Inc. and
            DoctorSurf.com, Inc.
23.1**      Consent of Foley & Lardner (included in Exhibit 5.1)
23.2*       Consent of Deloitte & Touche
24.1*       Power of Attorney relating to subsequent amendments (included on the signature page of this registration statement).
27*         Financial Data Schedule

           *Previously filed

           **To be filed by amendment.

Item 28.  Undertakings

         The undersigned small business issuer undertakes as follows:

           (a)      The small business issuer will:

                    (1) file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and

                        (iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                    (3)  File  a   post-effective   amendment   to  remove  from
registration any of the securities that remain unsold at the end of the offering.

                    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling DoctorSurf under the provisions outlined above, DoctorSurf has been informed that in the opinion of the Securities and Exchange Commission that type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 Amendment No. 1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida, on this 30th day of July, 1999.


                                       DOCTORSURF.COM, INC.


                                       By: /s/ Rakesh K. Sharma

                                          Rakesh K. Sharma, President and member
                                          of the board of directors


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                                   Date
---------                     -----                                   ----
/s/ Rakesh K. Sharma      President and Director (Principal       July 30, 1999
Rakesh K. Sharma          Executive Officer)

/s/ Jugal K. Taneja       Vice-president and Director             July 30, 1999
Jugal K. Taneja           (Principal Financial and
                          Accounting Officer)

/s/ Martin A. Traber      Director                                July 30, 1999
Martin A. Traber